Exhibit 99 (ii)

NDCHealth Corporation

Notes to reconcile (unaudited) historical GAAP results to (unaudited) historical normalized results.

As an indication of the historical performance of the continuing NDCHealth Corporation business, in Exhibit 99 (iii) to this report, we have provided certain financial information regarding NDCHealth, the stand-alone healthcare information business that remains after the spin-off of Global Payments Inc. The financial information presented in this exhibit has been “normalized” by adjusting for the following:

a)  Discontinued operations, net of tax, for all periods,

b)  Restructuring and impairment charges in the amount of $34.4 million and $2.2 million previously recorded in fiscal 2000 and the second quarter of fiscal 2001, respectively,

c)  Unusual expenses in the amount of $11.1 million previously recorded in fiscal 2000,

d)  Other income related to the gain from sale of marketable securities in the amount of $1.6 million previously recorded in fiscal 2000,

e)  Other income related to the gain on the divestiture of a business in the amount of $2.3 million previously recorded in fiscal 2000,

f)  Other expense related to the non-cash loss recorded to mark to market the Medscape, Inc. investment in the amounts of $9.7 million and $7.0 million previously recorded in fiscal 2000 and the fourth quarter of fiscal 2001, respectively.

g)  Incremental Sales, General and Administrative expenses associated with being a separate public company of approximately $2.3 million have been added to fiscal 2000. These expenses are estimates for the additional functionality needed for corporate activities such as legal, financial, human resources, communication and similar functions, and

h)  Revenue and operating expenses related to divested businesses, as follows:

1)  Fiscal 2000: Revenue $74.8 million; Operating Expenses $74.7 million; and Other Income $0.7 million.

2)  Quarter ended August 31, 2000: Revenue $10.3 million; and Operating expenses $9.9 million.

3)  Quarter ended November 30, 2000: Revenue $5.0 million; and Operating expenses $5.0 million.

4)  Quarter ended February 28, 2001: Revenue $4.7 million; and Operating expenses $4.5 million.

5)  Quarter ended May 31, 2001: Revenue $4.3 million; and Operating expenses $4.5 million.

6)  Quarter ended August 31, 2001: Revenue $4.0 million; and Operating expenses $4.0 million.

7)  Quarter ended November 30, 2001: Revenue $0.3 million; and Operating expenses $0.6 million.

8)  Quarter ended March 1, 2002: Revenue $0.1 million; and Operating expenses $0.3 million.

9)  Quarter ended May 31, 2002: Other expense related to the non-cash loss recorded to reduce the carrying value of the MedUnite investment in the amount of $41.0 million.